EXHIBIT 10.1

Filed by Orrstown Financial Services, Inc.
Commission File No.: 033-18888

FORM

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT is made as of                          , 20    , by and among ORRSTOWN FINANCIAL SERVICES, INC., a Pennsylvania business corporation (the “Corporation”), ORRSTOWN BANK, a Pennsylvania state charted bank having its principal place of business at 77 East King Street, Shippensburg, Pennsylvania 17257 (the “Bank”), and                                          an individual residing at                                         ,                     , Pennsylvania                      (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is now serving as an executive of the Bank, a wholly-owned subsidiary of the Corporation; and

WHEREAS, the Corporation and the Bank consider the continued services of Executive to be in the best interests of the Corporation and the Bank; and

WHEREAS, the Corporation, the Bank and Executive desire to enter into this Agreement whereby the Corporation agrees to make certain payments to Executive upon termination under specific conditions in order to induce Executive to continue in employment.

NOW, THEREFORE, in consideration of the continued employment of Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive and the Corporation and the Bank agree as follows:

ARTICLE I

TERMINATION PURSUANT TO A CHANGE IN CONTROL

1.1 Definition: Termination Pursuant to a Change in Control. Any of the following events occurring during the period commencing with the date of a “Change in Control” (as defined in ARTICLE II hereof) and ending on the second anniversary of the date of the Change in Control, shall constitute a “Termination Pursuant to a Change in Control”:

(A) Executive’s employment is terminated by the Bank or an acquiror or successor of the Bank without “Good Cause” (as defined below); or

(B) Any of the following events occurs and Executive thereafter terminates Executive’s employment:

(i) any reduction in Executive’s responsibilities, including reporting responsibilities, or authority including such responsibilities or authority as may be increased from time to time; or

(ii) the assignment to Executive of duties inconsistent with Executive’s office as the same may be increased from time to time; or

(iii) any reassignment of Executive, without his consent, to a principal place of employment which is more than fifty (50) miles from the office of the Bank that was Executive’s principal place of employment immediately preceding the Termination Pursuant to a Change in Control; or

(iv) any reduction in Executive’s annual base salary as the same may be increased from time to time; or

(v) any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under the Bank’s retirement or pension, life insurance, medical, health and accident, disability or other employee or incentive compensation plans in which Executive participated at the termination of employment, or the taking of any action that would materially reduce any of such benefits; or

(vi) any requirement that Executive travel in performance of his duties on behalf of Bank for a significantly greater period of time during any year than was required of Executive during the year preceding the year in which the Change of Control occurred.

For purposes of this Section 1.1, “Good Cause” shall mean (i) the commission of gross malfeasance in office constituting dishonesty or the commission of a crime involving fraud, misappropriation, embezzlement, dishonesty or other violation of law of a similar nature and severity or (ii) the willful breach of a fiduciary duty owed to the Corporation or the Bank. No act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive, not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Corporation or the Bank. The burden of establishing the validity of any termination for Good Cause shall rest upon the Corporation and the Bank.

1.2 Compensation Upon Termination Pursuant to a Change in Control. If Executive’s employment is terminated and such termination is a Termination Pursuant to a Change in Control (as defined in Section 1.1), the Corporation (or any acquiror or successor thereto) shall provide (or cause to be provided) the following to Executive:

(A) The Bank shall pay Executive within twenty (20) days following the termination of Executive’s employment, a lump sum payment in an amount equal to and no greater than                  (    ) times the sum of the Executive’s (i) annualized base salary, and (ii) cash bonus and other annual incentive cash compensation, in each case with respect to the calendar year immediately preceding the calendar year in which the Termination Pursuant to a Change in Control occurs.

(B) Executive shall be provided, for a period of                  (    ) year(s), commencing as of the termination of Executive’s employment, with life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive immediately prior to the Termination Pursuant to a Change in Control, or, if the Bank is not permitted by insurance carriers to provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost to Executive to obtain such benefits; provided that Executive shall continue to be responsible for the cost of such insurance coverages following his Termination Pursuant to a Change in Control to the same extent as other similarly situated active employees of the Bank as of the Termination Pursuant to a Change in Control or, if there are no similarly situated employees, then to the same extent, on a percentage of total cost basis, that Executive was responsible for the cost of available insurance coverages prior to the Termination Pursuant to a Change in Control. With respect to health insurance coverage, Executive’s spouse and/or eligible dependents, if covered under any employer sponsored accident and health insurance plan in effect for Executive as of Executive’s Termination Pursuant to a Change in Control, shall also be provided with health insurance coverage for the                  (    ) year(s) term set forth above and under the same cost sharing method as described above.

(C) If the total of all payments and benefits to be made and provided under the terms of this Agreement, together with any other payments and benefits which the Executive has the right to receive from the Corporation and the Bank upon a Termination Pursuant to a Change in Control, would result in the imposition of an excise tax under Section 4999 (or any successor provision thereto) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), Executive shall be entitled to an additional “excise tax” adjustment payment in an amount such that, after the payment of all federal and state income and excise taxes, Executive will be in the same after-tax position as if no excise tax had been imposed. Any payment or benefit which is required to be included under Sections 280G or 4999 (or any successor provisions thereto) of the Code for purposes of determining whether a deduction is to be disallowed or an excise tax is payable shall be deemed a payment or benefit “made or provided to Executive” or a payment or benefit “which Executive has a right to receive” for purposes of this provision. The Corporation (or its successor) shall be responsible for the costs of calculation of the deductibility of payments and benefits and the amount of the excise tax due, if any, by the Corporation’s independent certified accountant and tax counsel and shall notify Executive of the amount of excise tax due, if any, prior to the time such excise tax is due. If at any time it is determined that the additional “excise tax” adjustment payment previously made to Executive was insufficient to cover the effect of the excise tax, the gross-up payment pursuant to this provision shall be increased to make Executive whole, including an amount to cover the payment of any penalties resulting from any incorrect or late payment of the excise tax resulting from the prior calculation. All amounts required to be paid pursuant to this paragraph (C) shall be paid at the time any withholding may be required (or, if earlier, the time Executive shall be required to pay such amounts) under applicable law, and any additional amounts to which Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by the Corporation’s independent certified accountant provided, however, that any payments to be made under this paragraph (C) shall in all events be made no later than the end of Executive’s taxable year next following the taxable year in which the Executive remits such excise tax payments. The parties recognize that the actual implementation of the provisions of this paragraph (C) are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

1.3 Other Benefits. The payments provided by this ARTICLE I shall not affect Executive’s rights to receive any payments or benefits to which Executive may be or become entitled under any other existing or future agreement or arrangement of the Corporation, the Bank or any successor thereto with the Executive, or under any existing or future benefit plan or arrangement of the Corporation, the Bank or any successor in which Executive is or becomes a participant, or under which Executive has or obtains rights, including without limitation, any qualified or nonqualified deferred compensation or retirement plans or programs or any outstanding stock options or similar agreements. Any such rights of Executive shall be determined in accordance with the terms and conditions of the applicable agreement, arrangement or plan and applicable law, provided, however, that Executive shall not be entitled to any severance payments in addition to those provided hereunder.

1.4 Withholding for Taxes. All payments required to be made under this Agreement will be subject to withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

ARTICLE II

DEFINITION OF CHANGE IN CONTROL

2.1 Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any of the following:

(A) The consummation of (i) a merger, consolidation, division or other fundamental transaction involving the Corporation or the Bank, (ii) a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or the Bank to an entity which is not a direct or indirect subsidiary of the Corporation, or (iii) a purchase by the Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase, disposition or other transaction is approved in advance by eighty percent (80%) or more of the members of the Board of Directors of Corporation who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and a majority of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of the Corporation; or

(B) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Corporation, a direct or indirect subsidiary of the Corporation, or any “person” who on the date hereof is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation’s outstanding securities on the date of this Agreement, becomes the beneficial owner of securities of the Corporation representing twenty (20%) percent or more of the combined voting power of the Corporation’s then outstanding securities; or

(C) During any period of two (2) consecutive years during the term of Executive’s employment with the Corporation or the Bank, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

(D) Any other change in control of the Corporation or the Bank determined by the Board of Directors of the Corporation to be similar in effect to any of the foregoing;

2.2 Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation or the Bank providing for any of the transactions or events constituting a Change in Control pursuant to this ARTICLE II or an announcement concerning a tender offer or exchange offer is made constituting a Change in Control pursuant to this Article II, and the agreement, tender offer or exchange offer subsequently expires or is terminated without the transaction or event being consummated, and (ii) a “Termination Pursuant to a Change in Control” (as defined in ARTICLE I hereof) has not occurred prior to such expiration or termination, then for purposes of this Agreement (including, without limitation, ARTICLE I hereof) it shall be as though such agreement was never executed or such tender offer or exchange offer was never announced and no Change in Control event shall be deemed to have occurred as a result.

2.3 The expiration of the two-year period after any Change in Control event without the occurrence of a Termination Pursuant to a Change in Control shall not have any effect on this Agreement, which shall remain in full force and effect until its termination by written agreement of the parties or the earlier termination of Executive’s employment under circumstances not constituting a Termination Pursuant to a Change in Control.

ARTICLE III

EXPENSES

3.1 Legal Action. If Executive determines in good faith that the Corporation or any successor has failed to comply with its obligations under this Agreement, or if the Corporation or any successor or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding with respect to this Agreement, the Corporation hereby irrevocably authorizes Executive from time to time to retain counsel of Executive’s choice, at the expense of the Corporation or such successor, to represent Executive in connection with any and all actions and proceedings, whether by or against the Corporation, any acquiror or successor, or any director, officer, stockholder or other person affiliated with any of the foregoing.

3.2 Excise Tax Matters. It is the intention of the Corporation that Executive not be required to incur any expenses associated with determination of the amount of any “excess parachute payment” under Section 280G of the Code or of the amount of any excise tax imposed on Executive pursuant to Section 4999 of the Code. Therefore, the Corporation agrees to pay all expenses, including the expenses of the Corporation’s independent certified accountant and tax counsel, related to the determination of any excess parachute payment and excise tax, and to pay the legal costs and expenses of any tax audit of Executive to the extent such expenses relate to the amount of the excise tax determined by the Corporation.

ARTICLE IV

MISCELLANEOUS

4.1 Termination of Employment. This Agreement shall not in any way obligate either the Corporation or the Bank to continue the employment of Executive, nor shall this Agreement limit the right of the Corporation or the Bank to terminate Executive’s employment for any reason.

4.2 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and, to the extent permitted hereunder, assigns. All of the obligations of the Corporation and the Bank hereunder shall be legally binding on any successor to the Corporation and the Bank, including without limitation, any successor as a result of the consummation of a Change in Control. The right of Executive to receive payments hereunder may not be assigned, alienated, pledged or otherwise encumbered by Executive and any attempt to do so shall be void and of no force or effect.

4.3 Entire Agreement; Amendment. This Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and may be amended only by an instrument in writing signed by the parties hereto.

4.4 Jurisdiction. The parties hereto consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania in any and all actions arising hereunder.

4.5 Governing Laws. This Agreement shall be governed and construed under the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof.

4.6 Unfunded Obligations. The obligations to make payments hereunder shall be unfunded and Executive’s rights to receive any payments hereunder shall be the same as those of any other unsecured general creditor.

4.7 Individual Agreement. This Agreement constitutes an agreement solely among the Corporation, the Bank and the Executive named herein. This Agreement is intended to constitute a non-qualified arrangement for the benefit of the Executive and shall be construed and interpreted in a manner consistent with such intention.

4.8 Headings. All headings preceding the text of the several paragraphs hereof are inserted solely for reference and shall not constitute a part of this Agreement, nor affect its meaning, construction or effect.

4.9 409A Safe Harbor. The parties intend that any and all post-employment compensation under this Agreement satisfy the requirements of Section 409A of the Code, as amended, and any regulations or guidance promulgated thereunder (“Section 409A”), or an exemption or exclusion therefrom, to avoid the imposition of accelerated or additional taxes pursuant to Section 409A. Accordingly, notwithstanding anything in this Agreement to the contrary, in no event shall the Corporation or the Bank be obligated to pay or distribute to the Executive any amount that constitutes deferred compensation within the meaning of Section 409A earlier than the earliest permissible date under Section 409A that such amount could be paid or distributed without additional taxes or interest being imposed under Section 409A. The Corporation, the Bank and the Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the payment and distribution provisions of Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Section 409A, to be paid or distributed in a single lump sum payment at the earliest permissible date under Section 409A.

IN WITNESS WHEREOF, the parties have executed this Change in Control Agreement as of the day and year first above written.

ORRSTOWN FINANCIAL SERVICES, INC.

By:
Joel R. Zullinger, Chairman

ORRSTOWN BANK

By:
Joel R. Zullinger, Chairman

EXECUTIVE

(SEAL)
[Name]